DAN GRAHAM NAMED DECORIZE CFO
Former EVP/CFO of Freedom Financial Group

SPRINGFIELD, MO---Decorize, Inc. (OTCBB: DCZI), a recognized leader in the home accents industry, announced today the appointment of Dan Graham as Chief Financial Officer of the Company.

Mr. Graham is the former Executive Vice President and Chief Financial Officer of Freedom Financial Group, Inc. a publicly-traded company (Springfield, MO), where he managed that company's finance, accounting, investor relations, human resources and IT functions and helped the company become Sarbanes-Oxley 404-compliant. He was the senior executive in charge of Freedom Financial's Canadian subsidiary operations, and was responsible for strategic planning, budgeting and long-term forecasting.

Prior to his tenure at Freedom Financial, Mr. Graham was Group Vice President, Finance and Administration of DT Industries, Inc., a $500 million multi-national manufacturer. Mr. Graham, 45, graduated from Oklahoma State University with a B.S. in Finance and Accounting. He became a Certified Public Accountant and worked for McGladrey & Pullen, LLP.

"Dan is a multi-faceted executive with in-depth experience in financial and operations support, information systems and banking, as well as internal controls and auditing," said Steve Crowder, CEO of Decorize. "We searched for someone outside the home furnishings industry who could bring a different perspective to the Company. We believe we have found the ideal person to help the Company become the market leader in this fragmented industry."

About Decorize

Decorize, Inc. specializes in designing, manufacturing and delivering the finest premium home accents **directly from its production facilities in Indonesia and China** to retailers across the U.S. The Company has developed a **vertically integrated design, sourcing and logistics model** that reduces costs traditionally channeled into home furnishings. This model allows the Company to remain on the *leading edge of the market by identifying trends and developing product significantly faster than others.* Because of this vertical integration, Decorize is able to serve its customers with *shortened delivery times for custom orders.* Decorize serves more than 3,000 retail accounts, including national brand names such as Stein Mart, Broyhill Furniture Industries, OfficeMax, Home Depot, May/Federated Stores, Neiman Marcus, Rooms To Go, and Sears-The Great Indoors. For more information, visit the Decorize web site at www.decorize.com.

Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize's products, increased levels of competition for the Company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from